QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 17, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERSICOR INC.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	04-3278032 (I.R.S. Employer Identification No.)

34790 Ardentech Court
Fremont, California 94555
(510) 739-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

George F. Horner, III
President and Chief Executive Officer
Versicor Inc.
34790 Ardentech Court
Fremont, California 94555
(510) 739-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter T. Healy, Esq.
C. Brophy Christensen, Esq.
Douglas K. Sugimoto, Esq.
O'Melveny & Myers LLP
275 Battery Street, 26th Floor
San Francisco, California 94111
(415) 984-8700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value.	2,993,800 shares	$16.42	$49,158,196.00	$4,522.55

(1)
Shares of the registrant's common stock being registered hereby are accompanied by the registrant's preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for common stock and will be transferred along with and only with the common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market on April 15, 2002.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 17, 2002

PROSPECTUS

2,993,800 Shares

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 2,993,800 shares of Versicor Inc. common stock that we sold to the selling stockholders listed on pages 18-20 of this prospectus in a private placement that closed on April 9, 2002. The selling stockholders may sell these shares at market prices prevailing at the time of sale or at negotiated prices.

We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders. We have agreed to bear some of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume brokerage commissions and similar charges incurred for the sale of these shares of our common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol "VERS." On April 16, 2002, the closing price of our common stock as reported by Nasdaq was $16.50 per share.

Investing in shares of our common stock involves risks.
See "Risk Factors" beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April    , 2002

        You should rely only on the information included in or incorporated by reference into this prospectus or information we have referred to in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus is accurate on the date of this prospectus and may become obsolete later. Neither the delivery of this prospectus, nor any sale made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus. References to "Versicor," "we" or "us" refer to Versicor Inc.

        The name "Versicor" and our logo are trademarks of Versicor Inc. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

i

OUR BUSINESS

        We are a biopharmaceutical company focused on the discovery, development and marketing of pharmaceutical products for the treatment of bacterial and fungal infections. We focus on developing anti-infectives that we believe will have advantages over existing products, such as greater potency, improved effectiveness against resistant strains and reduced toxicity. We focus our attention in the anti-infective area because the available market is large and their development process is relatively efficient and well-defined when compared to the development of products in other therapeutic categories.

        We employ a two-fold approach to development and marketing our products. Our primary strategy is to focus on the development of proprietary products that are injectable antibiotic and antifungal products for the hospital market. Our plan is to market these products to hospitals in North America through our own direct sales force, which can be efficiently built and employed. Our secondary strategy is to collaborate with major pharmaceutical companies to discover and develop orally administered antibiotic and antifungal products for the non-hospital market. Orally administered products require substantial sales and marketing expenditures to reach their full market potential. Under collaborative programs of this nature, we discover the compounds, and our collaborators will develop and market the compounds. We expect to receive a combination of research funding, milestone payments and equity investments from our collaborators, as well as royalty fees if the products are commercialized.

        Our discovery platform combines our proprietary expertise in the critical areas of functional genomics, mechanism-based rational drug design and lead optimization. We intend to leverage our technology platform to discover and supply lead compounds both for internal development and commercialization and for our pharmaceutical collaborations.

        Our principal executive offices are located at 34790 Ardentech Court, Fremont, California 94555. Our telephone number is (510) 739-3000. Our website is http://www.versicor.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus and the information incorporated by reference herein, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

If we are unable to develop and successfully commercialize our product candidates, we may never generate significant revenues or become profitable.

        You must evaluate us in light of the uncertainties and complexities present in a biopharmaceutical company. Most of our product candidates are in the early stages of development, and two are in clinical trials. We do not know whether any of our clinical trials will result in marketable products. Preclinical testing and clinical trials are long, expensive and uncertain processes. It may take us or our collaborators several years to complete this testing, and failure can occur at any stage of the process. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful.

        To date, we have not commercialized any products or recognized any revenue from product sales. To do so will require significant additional investment in research and development, preclinical testing and clinical trials, regulatory approval, and sales and marketing activities. Furthermore, our potential drug candidates will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies.

        These risks include:

  •
  the possibilities that any or all of our drug candidates will be found to be unsafe, ineffective or toxic, or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;

  •
  that these drug candidates, if safe and effective, will be difficult to develop into commercially viable drugs or to manufacture on a large scale or will be uneconomical to market commercially;

  •
  that third party proprietary rights will preclude us from marketing such drugs; or

  •
  that third parties will market superior or equivalent drugs.

        Finally, even if our product candidates are successfully developed, they may not generate sufficient or sustainable revenues to enable us to become profitable.

We expect to incur losses for the foreseeable future and may never achieve profitability.

        We have incurred net losses since our inception in 1995. Before deemed dividends and accretion to redemption value of our preferred stock, our net losses were approximately $1.1 million in 1995, $4.8 million in 1996, $6.3 million in 1997, $12.6 million in 1998, $29.2 million in 1999, $15.3 million in 2000 and $32.8 million in 2001. As of December 31, 2001, our accumulated deficit was approximately $103.8 million. Our losses to date have resulted principally from:

  •
  research and development costs relating to the development of our product candidates;

  •
  costs of acquiring product candidates; and

  •
  general and administrative costs relating to our operations.

        We expect to incur substantial and increasing losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical testing and clinical trials, and charges related to purchases of technology or other assets. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of collaborative arrangements, the initiation, success or failure of clinical trials, or other factors. Our chances for achieving profitability will depend on numerous factors, including success in:

  •
  developing and testing new product candidates;

  •
  receiving regulatory approvals;

  •
  manufacturing products;

  •
  marketing products; and

  •
  competing with products from other companies.

        Many of these factors will depend on circumstances beyond our control. We cannot assure you that we will ever become profitable.

Our revenues will be subject to significant fluctuations, which will make it difficult to compare our operating results to prior periods.

        We expect that substantially all of our revenues for the foreseeable future will result from payments under collaborative arrangements. To date, these payments have been in the form of up-front payments, reimbursement for research and development expenses and milestone payments. We may not be able to generate additional revenues under existing or future collaborative agreements. Furthermore, payments to us under our existing and any future collaborative arrangements will be subject to significant fluctuation in both timing and amount, and may never be achieved or payable. In addition, we may not be able to generate revenues from future product sales. Our revenues may not be indicative of our future performance or of our ability to continue to achieve additional milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period.

If we cannot enter into new licensing arrangements, our future product portfolio and potential profitability could be harmed.

        An important component of our business strategy is in-licensing drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories. Competition for promising compounds can be intense. If we are not able to identify future licensing opportunities and enter into future licensing arrangements on acceptable terms, our future product portfolio and potential profitability could be harmed.

If our collaborators do not perform, we will be unable to develop our joint product candidates.

        We have entered into collaborative arrangements with third parties to develop certain product candidates. These collaborations are necessary in order for us to fund our research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize our existing and future product candidates. Only a limited number of product candidates have been generated pursuant to our collaborations. We cannot assure you that any of these product candidates will result in commercially successful products. Current or future collaborative arrangements may not be successful. If we fail to maintain our existing collaborative arrangements or fail to enter into additional collaborative arrangements, the number of product candidates from which we could receive future revenues would decline.

        Our dependence on collaborative arrangements with third parties subjects us to a number of risks. These collaborative arrangements may not be on terms favorable to us. Agreements with collaborators typically allow the collaborators significant discretion in electing whether to pursue any of the planned activities. We cannot control the amount and timing of resources our collaborators may devote to the product candidates or their prioritization of the product candidates, and our collaborators may choose to pursue alternative products. Our collaborators may also not perform their obligations as expected. Business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations to us. Moreover, we could become involved in disputes with our collaborators which could lead to delays in, or the termination of, our development programs with them, as well as time-consuming and expensive litigation or arbitration. Even if we fulfill our obligations under a collaborative agreement, our collaborators can generally terminate the agreements under certain circumstances. If any collaborator was to terminate or breach our agreement with it, or otherwise fail to complete its obligations in a timely manner, our chances of successfully commercializing products could be harmed.

If clinical trials for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines, which could harm our business and cause our stock price to decline.

        Before obtaining regulatory approvals for the commercial sale of any products we develop, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting preclinical testing and clinical trials is a lengthy, time-consuming and expensive process. Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

  •
  slower than expected rate of hospital and patient recruitment;

  •
  inability to manufacture sufficient quantities of materials for use in clinical trials;

  •
  unforeseen safety issues;

  •
  lack of efficacy during the clinical trials;

  •
  inability to adequately follow patients after treatment; or

  •
  governmental or regulatory delays.

        The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. In general, a number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development.

        As of March 31, 2002, two of our product candidates, anidulafungin and dalbavancin, were in clinical trials. Patient follow-up for these clinical trials has been limited and more trials will be required before we will be able to apply for regulatory approvals. Clinical trials conducted by us or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for anidulafungin and dalbavancin or any other potential product candidates. This failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates. Our other product candidates are in preclinical development, and we have not submitted investigational new drug applications, or INDs, to commence clinical trials involving these compounds. Our preclinical development efforts may not be successfully completed and we may not file further INDs. Any delays in, or termination of, our clinical trials will harm our development and commercialization timelines, which would cause our stock price to decline. Any of these events would also seriously impede our ability to obtain additional financing.

If our third-party clinical trial managers do not perform, clinical trials for our product candidates may be delayed or unsuccessful.

        We have limited experience in conducting and managing clinical trials, and currently have only 17 full-time clinical development employees. We rely on third parties, including our collaborators, clinical research organizations and outside consultants, to assist us in managing and monitoring clinical trials. If these third parties fail to perform satisfactorily under the terms of our agreements with them, clinical trials for our product candidates may be delayed or unsuccessful. Furthermore, the FDA may inspect some of our clinical investigational sites, our collaborators' records and our facility and files to determine if the clinical trials were conducted according to good clinical practices. If the FDA determines that the trials were not in compliance, we may be required to repeat the clinical trials.

If our future products are not accepted by the market, we are not likely to generate significant revenues or become profitable.

        Even if we obtain regulatory approval to market products in the future, they may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any pharmaceutical product that we develop will depend on a number of factors, including:

  •
  demonstration of clinical efficacy and safety;

  •
  cost-effectiveness;

  •
  potential advantages over alternative therapies, including fewer side effects or easier administration;

  •
  reimbursement policies of government and third-party payors; and

  •
  effectiveness of our marketing and distribution capabilities.

        Physicians will not recommend therapies using our products until clinical data or other factors demonstrate their safety and efficacy as compared to other drugs or treatments. Even if the clinical safety and efficacy of therapies using our products is established, physicians may elect not to recommend the therapies for a number of other reasons, including whether the mode of administration of our products is effective for certain indications. For example, many antibiotic or antifungal products are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development or developed by others in the future. Physicians, patients, third-party payors and the medical community may not accept and utilize any product candidates that we or our collaborators develop. If our products do not achieve significant market acceptance, we are not likely to generate significant revenues or become profitable.

If we are unable to attract and retain key employees and consultants, we will be unable to develop and commercialize our products.

        We are highly dependent on the principal members of our scientific and management staff. In addition, we have depended to date on third parties to perform significant management functions. In order to pursue our product development, marketing and commercialization plans, we may need to hire additional personnel with experience in clinical testing, government regulation, manufacturing, marketing and finance. We may not be able to attract and retain personnel on acceptable terms given the intense competition for such personnel among high technology enterprises, including biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Most of our scientific and management staff does not have employment contracts. If we lose any of these persons, or are unable to attract and retain qualified personnel, our business, financial condition and results of operations may be harmed. We do not have key person life insurance on any of our key personnel.

        In addition, we rely on members of our scientific and clinical advisory boards and other consultants to assist us in formulating our research and development strategy. All of our consultants and the members of our scientific and clinical advisory boards are employed by other entities, and they may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to us. If we lose the services of these advisors, the achievement of our development objectives may be impeded, and our business, financial condition and results of operations may be harmed. In addition, except for work performed specifically for and at our direction, the inventions or processes discovered by our scientific and clinical advisory board members and other consultants will not become our intellectual property, but will be the intellectual property of the individuals or their institutions. If we desire access to these inventions, we will be required to obtain appropriate licenses from the owners. We cannot assure you that we will be able to obtain such licenses on favorable terms or at all.

If our third-party manufacturers fail to deliver our product candidates, clinical trials and commercialization of our product candidates could be delayed.

        We do not have our own manufacturing facilities to produce our product candidates and anticipate that we will continue to rely on third parties to manufacture our product candidates and our products. Our contract manufacturers have a limited number of facilities in which our product candidates can be produced. These manufacturers have limited experience in manufacturing anidulafungin and dalbavancin in quantities sufficient for conducting clinical trials or for commercialization.

        Contract manufacturers often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA and other regulations, production costs, and development of advanced manufacturing techniques and process controls. Our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. If our contract manufacturers fail to perform satisfactorily under our agreements with them, including failing to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and if we fail to find a replacement manufacturer or develop our own manufacturing capabilities, clinical trials involving our product candidates, or commercialization of our products, could be delayed.

If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, we would not be able to commercialize our products and we would not become profitable.

        We intend to sell a portion of our products through our own sales force. We currently have no sales and marketing infrastructure and have no experience in direct marketing, sales and distribution. Our future profitability will depend in part on our ability to develop a direct sales and marketing force to sell our future products to our customers. We may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, then we must substantially expand our marketing and sales force in order to achieve commercial success for certain products, and compete with other companies that have experienced and well-funded marketing and sales operations.

If circumstances require us to obtain additional funding, we may be forced to delay or curtail the development of our product candidates.

        We expect to incur increasing research and development and general and administrative expenses over the next several years. Our requirements for additional capital may be substantial and will depend on many factors, some of which are beyond our control, including:

  •
  payments received or made under possible future collaborative agreements;

  •
  continued progress in the research and development of our products;

  •
  costs associated with protecting our patent and other intellectual property rights;

  •
  development of marketing and sales capabilities; or

  •
  market acceptance of our products.

        To the extent our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our product candidates. Other than with respect to our existing lines of credit for equipment financing, we have no committed sources of additional capital. We cannot assure you that funds will be available to us on favorable terms, if at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the securities could be sold at a discount to prevailing market price and the issuance of those securities could result in dilution to our stockholders. Moreover, the incurrence of debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness, and we may be subject to restrictive covenants as a result of such debt financing. This could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research and development programs or otherwise significantly curtail operations, obtain funds by entering into arrangements with collaborators on unattractive terms or relinquish rights to certain technologies or drug candidates that we would not otherwise relinquish in order to continue independent operations. Our inability to raise capital would harm our business, financial condition and results of operations.

Disruption in our operations and United States commercial activities generally following the September 2001 terrorist attacks on the United States may adversely impact our results of operations, our ability to raise capital or our future growth.

        Although we have not suffered directly as a result of the September 2001 terrorist attacks on the United States and recent related events, our operations may be harmed indirectly. For example, we may experience an increase in certain operating costs, such as costs for transportation, courier services, insurance and security, or delays in receiving payments from parties that have been affected by the attacks, which, in turn, would harm our business. We may also be affected either directly or indirectly by possible future terrorist attacks. Moreover, any further terrorist activities, or the effect of the United States' political, economic or military response to such activities, could result in the further deterioration of the United States and world economy. This economic downturn could harm our results of operations, impair our ability to raise capital or impede our ability to continue growing our business.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

        If appropriate opportunities become available, we may attempt to acquire products, product candidates or businesses that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. If we pursue any transaction of this sort, the process of negotiating the acquisition and integrating an acquired product, product candidate or business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm our business, financial condition and results of operations.

If our use of hazardous materials results in contamination or injury, we could suffer significant financial loss.

        Our research and manufacturing activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

Risks Related to Operating in Our Industry

If we experience delays in obtaining regulatory approvals, or are unable to obtain them at all, we could be delayed in or precluded from commercializing our products.

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. If our products are marketed abroad, they will also be subject to extensive regulation by foreign governments. We must provide the FDA and foreign regulatory authorities with clinical data that demonstrate our products' safety and efficacy in humans before they can be approved for commercial sale. None of our product candidates has been approved for sale in the United States or any foreign market, and we cannot predict whether regulatory clearance will be obtained for any product that we are developing or hope to develop. The regulatory review and approval process takes many years, is dependent upon the type, complexity and novelty of the product, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Delays in obtaining regulatory approvals may:

  •
  adversely affect the commercialization of any drugs that we or our collaborators develop;

  •
  impose costly procedures on us or our collaborators;

  •
  diminish any competitive advantages that we or our collaborators may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        Any required approvals, once granted, may be withdrawn. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:

  •
  delays in clinical trials or commercialization;

  •
  refusal of the FDA to review pending market approval applications or supplements to approval applications;

  •
  product recalls or seizures;

  •
  suspension of production;

  •
  withdrawals of previously approved marketing applications; and

  •
  fines, civil penalties and criminal prosecutions.

        We expect to file INDs and generally direct the regulatory approval process for proprietary products we develop, and we expect to rely on our collaborators to generally direct the regulatory approval process for our collaboration products. Our collaborators may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. In addition, we may encounter delays or rejections based upon additional government regulation resulting from future legislation or administrative action or changes in FDA policy or interpretation during the period of product development, clinical trials and FDA regulatory review. If we fail to obtain required governmental approvals, we or our collaborators will experience delays in or be precluded from marketing products developed through our research. In addition, the commercial use of our products will be limited.

        If regulatory clearance for a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

        We and our contract manufacturers also are required to comply with the applicable FDA current Good Manufacturing Practice regulations. Good Manufacturing Practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products. We or our contract manufacturers may not be able to comply with the applicable Good Manufacturing Practice requirements and other FDA regulatory requirements. If we or our contract manufacturers fail to comply, we could be subject to fines or other sanctions, or be precluded from marketing our products.

        Outside the United States, the ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process typically includes all of the risks associated with FDA clearance described above and may include additional risks.

If we do not compete successfully in the development and commercialization of products and keep pace with rapid technological change, we will be unable to capture and sustain a meaningful market position.

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies for treatment. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibiotic and antifungal products. These companies have commenced clinical trials or have successfully commercialized their products.

        Many of these companies are addressing the same diseases and disease indications as we, or our collaborators, are addressing. Many of these companies and institutions, either alone or together with their collaborators, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their collaborators, have significantly greater experience than we do in developing, manufacturing and marketing products.

        Developments by others may render our product candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions, and for licenses of proprietary technology. These competitors, either alone or with their collaborators, may succeed in developing technologies or products that are more effective, less expensive, have fewer side effects or are easier to administer than ours. In addition, some of our competitors have greater experience than us in conducting preclinical and human clinical trials and obtaining FDA and other regulatory approvals. Accordingly, our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than us. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sales of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay our ability to market certain products. There can be no assurance that drugs resulting from our research and development efforts, or from joint efforts with our collaborators, will obtain regulatory approval in the United States or elsewhere or will be able to compete successfully with our competitors' existing products or products under development.

If our intellectual property rights do not adequately protect our product candidates, others could compete against us more directly, which would hurt our business.

        Our success depends in part on our ability to:

  •
  obtain patents or rights to patents;

  •
  protect trade secrets;

  •
  operate without infringing upon the proprietary rights of others; and

  •
  prevent others from infringing on our proprietary rights.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent position of biopharmaceutical companies involves complex legal and factual questions, and, therefore, we cannot predict with certainty whether they will be enforceable. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position and harm our business.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products.

        Research has been conducted for many years in the areas in which we have focused our research and development efforts. This has resulted in a substantial number of issued patents and an even larger number of still-pending patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may infringe the patents or violate other proprietary rights of third parties. In the event an infringement claim is brought against us, we may be required to pay legal and other expenses to defend such claim and, if we are unsuccessful, we and our collaborators may be prevented from pursuing product development and commercialization and may be subject to damage awards.

        The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  •
  enforce patents that we own or license;

  •
  protect trade secrets or know-how that we own or license; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all.

If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our product candidates, our revenues and prospects for profitability will be harmed.

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors. Such third-party payors include government health administration authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price, and examining the cost effectiveness, of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require us to commit a significant amount of management time and financial and other resources. Our product candidates may not ultimately be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, in some foreign markets, the government controls prescription pharmaceuticals' pricing and profitability. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on pharmaceutical product pricing. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenues and profitability. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals.

If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could be forced to pay substantial damage awards.

        The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials. Our product liability insurance coverage limits are $10 million per occurrence and $10 million in the aggregate. Such insurance coverage may not protect us against all of the claims to which we may become subject. We may not be able to maintain adequate insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against potential losses. In the event a claim is brought against us, we may be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against us. Furthermore, whether or not we are ultimately successful in defending any such claims, we may be required to direct financial and managerial resources to such defense and adverse publicity could result, all of which could harm our business.

Risks Related to this Offering

Our stock price has been and is likely to continue to be volatile, and your investment could suffer a decline in value.

        The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

  •
  clinical trial data;

  •
  general economic conditions;

  •
  changes in, or failure to achieve, financial estimates by securities analysts;

  •
  future sales of equity or debt securities;

  •
  new products or services introduced or announced by us or our competitors;

  •
  announcements of scientific innovations by us or our competitors;

  •
  actual or anticipated variations in our annual and quarterly operating results;

  •
  conditions or trends in the biotechnology and pharmaceutical industries;

  •
  announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  additions or departures of key personnel;

  •
  new regulatory legislation adopted in the United States or abroad; and

  •
  sales of our common stock.

        In addition, the stock market in general, and the Nasdaq National Market and the market for biotechnology stocks in particular, have experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and pharmaceutical companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        Provisions of our restated certificate of incorporation and our amended and restated bylaws could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  •
  establishing a classified board of directors of which approximately one-third of the members of the board will be elected each year, lengthening the time needed to elect a new majority of the board;

  •
  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

  •
  prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

  •
  requiring the affirmative vote of 75% of our capital stock to approve amendments to our bylaws and certain provisions of our restated certificate of incorporation.

        In addition, in June 2001, our board of directors adopted a stockholder rights plan in which preferred stock purchase rights were distributed as a dividend. These provisions may make it more difficult for stockholders to take corporate actions and may have the effect of delaying or preventing a change in control. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Subject to specified exceptions, this section provides that a corporation may not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder. This provision could have the effect of delaying or preventing a change in our control. The foregoing factors could also limit the price that investors or an acquiror might be willing to pay in the future for shares of our common stock.

We may need additional capital in the future, which could dilute our shareholders or impose burdensome financial restrictions on our business, and we may not be able to obtain any funds we need.

        We anticipate that our available cash resources will be sufficient to fund our operating losses for approximately the next 24 months. In the future, we may not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes. If our plans or assumptions change or are inaccurate, we may need to seek capital sooner than anticipated. We may seek to raise any funds we need through public or private debt or equity offerings. Additional equity financing may be dilutive to the holders of our common stock. If we obtain funds through a bank credit facility or through issuance of debt securities or preferred shares, this indebtedness or preferred shares would have rights senior to the rights of holders of our common stock, and their terms could impose significant restrictions on our operations. If we need to raise additional funds, we may not be able to do so on favorable terms, or at all. If we cannot obtain adequate funds on acceptable terms, we may not be able to carry out our business strategy.

Future sales of shares of our common stock may cause our stock price to decline.

        Our stockholders hold a substantial number of shares of our common stock which they are able to sell in the public market today and a greater number which they will be able to sell in the public market in the near future. Sales of shares of our common stock, or the perception that these sales could occur, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

        After the private placement, and based upon the number of shares of our common stock outstanding as of March 31, 2002, there are 26,291,524 shares of our common stock outstanding. These shares will become eligible for resale in the public market as shown in the table below.

Number of Shares/ Percent Outstanding	Date of Availability for Resale into the Public Market
20,045,712 / 76.2%	Immediately available for resale.
2,993,800 / 11.4%	Immediately after this registration statement is declared effective by the SEC.
3,252,012 / 12.4%
July 8, 2002, or 90 days after the closing of the private placement due to lock-up agreements certain holders of our common stock entered into with the placement agent in connection with the private placement transaction. However, the placement agent could waive these restrictions and allow these stockholders to sell these shares at any time. These shares will be subject to sales volume limitations under the federal securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference herein, contains certain "forward-looking statements." Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

        These forward-looking statements include, but are not limited to, statements regarding:

  •
  the extent to which our issued and pending patents may protect our products and technology,

  •
  our ability to identify new product candidates using our proprietary expertise in lead optimization, functional genomics and mechanism-based rational drug design,

  •
  our ability to achieve milestones and earn milestone and other payments under our collaborative agreements,

  •
  the potential of such product candidates to lead to the development of safer or more effective therapies,

  •
  our ability to develop the technology derived from our research programs and collaborations,

  •
  the anticipated timing of the initiation or completion of Phase I, Phase II or Phase III clinical trials or the filing of an NDA for any of our product candidates,

  •
  our future operating expenses,

  •
  our future losses, and

  •
  our future expenditures for research and development.

        The forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by such forward-looking statements. In addition, the results of our previous clinical trials are not necessarily indicative of future clinical trials results. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and elsewhere in this prospectus, including the documents incorporated by reference herein. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

        This prospectus contains statistics and other data that have been obtained from, or compiled from, information made available by third parties. These statistics and other data have not been prepared by us and we accept no responsibility for the accuracy of that information.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any contract, agreement or other document of Versicor, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the publicly filed documents containing this information. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information contained in this prospectus or filed later by us with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about Versicor and our common stock:

  •
  our annual report on Form 10-K for the year ended December 31, 2001;

  •
  our proxy statements on Schedule 14A for our 2001 Annual Meeting of Shareholders and a special meeting to approve our 2001 Stock Option Plan which was held on September 27, 2001;

  •
  our current reports on Form 8-K filed on March 22, 2002 and April 10, 2002; and

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 25, 2000 (File No. 0-31145), including any amendment or report updating this description.

        All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. This prospectus also incorporates by reference any documents that we file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Dov A. Goldstein, M.D., Vice President, Finance and Chief Financial Officer, Versicor Inc., 34790 Ardentech Court, Fremont, California 94555.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

        We issued all of the shares of our common stock offered by this prospectus to the selling stockholders in a private placement transaction. We are registering the shares of our common stock offered by this prospectus on behalf of the selling stockholders named in the table below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered.

        The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock as of April 8, 2002 by each selling stockholder. The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock that each selling stockholder may offer under this prospectus. The number of shares in the column "Shares Beneficially Owned After Offering" assumes that each selling stockholder sells all of its shares of our common stock offered by this prospectus. The selling stockholders may sell some, all or none of their shares of our common stock. We do not know how long the selling stockholders will hold the shares our common stock before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares our common stock. Except as set forth in the footnotes below, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates in the past three years. The information in the table below is current only as of the date of this prospectus.

        In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act, and this information does not necessarily indicate beneficial ownership for any other purpose. Subject to state community property laws and except as otherwise indicated in the footnotes below, we believe that each of the selling stockholders named in this table has sole voting and investment power over the shares of our common stock indicated. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days after April 15, 2002. Applicable percentages are based on 23,297,724 shares of our common stock outstanding on March 31, 2002 and after giving effect to the sale of 2,993,800 shares of our common stock to the selling stockholders in the private placement.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name			Number of Shares Being Offered
	Number	Percent		Number	Percent
Deerfield Partners, L.P.[1]	732,746	2.8%	279,000	453,746	1.7%
Deerfield International Limited[1]	579,754	2.2%	221,000	358,754	1.4%
DMG Legacy Fund LLC	8,250	*	8,250	—	*
DMG Legacy Institutional Fund LLC	29,250	*	29,250	—	*
DMG Legacy International Ltd.	37,500	*	37,500	—	*
Domain Public Equity Partners, L.P.[2]	250,000	*	250,000	—	*
HCI Healthcare Investments Limited	100,000	*	100,000	—	*
IDEX Mutual Funds—T. Rowe Price Health Sciences[3]	25	*	25	—	*
Manufacturers Investment Trust—Health Sciences Trust[3]	2,100	*	2,100	—	*
MPM BioEquities Fund, LP4	300,000	1.1%	300,000	—	*
PIMCO RCM Biotechnology Fund	329,400	1.3%	75,000	254,400	*
RS Diversified Investment Advisors Special Equity Fund[5]	90,000	*	90,000	—	*
RS Small Cap Growth Equity Pacific Master Fund[5]	12,000	*	12,000	—	*
RS Smaller Company Growth Fund[5]	48,000	*	48,000	—	*
S.A.C. Healthco Fund, LLC	405,000	1.5%	250,000	155,000	*
SDS Merchant Fund, L.P.[6]	100,000	*	100,000	—	*
SF Capital Partners Ltd.	275,000	1.0%	275,000	—	*
Special Situations Cayman Fund, L.P.[7]	75,000	*	75,000	—	*
Special Situations Fund III, L.P.[7]	225,000	*	225,000	—	*
Special Situations Private Equity Fund, L.P.[7]	100,000	*	100,000	—	*
T. Rowe Price New Horizons Fund, Inc.[3]	426,600	1.6%	426,600	—	*
T. Rowe Price Health Sciences Fund, Inc.[3]	28,000	*	28,000	—	*
T. Rowe Price Health Sciences Portfolio, Inc.[3]	125	*	125	—	*
TD Mutual Funds—TD Health Sciences Fund[3]	10,300	*	10,300	—	*
Valic Company I—Health Sciences Trust[3]	1,650	*	1,650	—	*
Veritas SG Investment Trust GMBH	150,000	*	50,000	100,000	*

*
Holdings represent less than 1.0% of all shares outstanding.

1
Deerfield Management Company, the investment advisor to Deerfield Partners, LP and Deerfield International Limited, exercises voting and investment power with respect to the shares of our common stock that Deerfield Partners, LP and Deerfield International Limited are offering in this prospectus.

2
Domain Public Equity Associates, LLC, the general partner of Domain Public Equity Partners, L.P., exercises voting and investment power with respect to the shares of our common stock that Domain Public Equity Partners, L.P. is offering in this prospectus.

3
T. Rowe Price Associates, Inc., the investment advisor to T. Rowe Price New Horizons Fund, Inc., T. Rowe Price Health Sciences Fund, Inc., T. Rowe Price Health Sciences Portfolio, Inc., TD Mutual Funds — TD Health Sciences Fund, Manufacturers Investment Trust—Health Sciences Trust, IDEX Mutual Funds — T. Rowe Price Health Sciences and Valic Company I — Health Sciences Trust, exercises voting and investment power with respect to the shares of our common stock that T. Rowe Price New Horizons Fund, Inc., T. Rowe Price Health Sciences Fund, Inc., T. Rowe Price Health Sciences Portfolio, Inc., TD Mutual Funds — TD Health Sciences Fund, Manufacturers Investment Trust — Health Sciences Trust, IDEX Mutual Funds — T. Rowe Price Health Sciences and Valic Company I— Health Sciences Trust are offering in this prospectus.

4
MPM BioEquities Adviser, LLC, the investment advisor to MPM BioEquities Master Fund, LP, exercises voting and investment power with respect to the shares of our common stock that MPM BioEquities Master Fund, LP is offering in this prospectus.

5
RS Investments, Inc., the investment advisor to RS Diversified Investment Advisors Special Equity Fund, RS Small Cap Growth Equity Pacific Master Fund and RS Smaller Company Growth Fund, exercises voting and investment power with respect to the shares of our common stock that RS Diversified Investment Advisors Special Equity Fund, RS Small Cap Growth Equity Pacific Master Fund and RS Smaller Company Growth Fund are offering in this prospectus.

6
SDS Capital Partners, LLC, the general partner of SDS Merchant Fund, LP, exercises voting and investment power with respect to the shares of our common stock that SDS Merchant Fund, LP is offering in this prospectus. Mr. Derby is the managing member of SDS Capital Partners, LLC. Mr. Derby disclaims beneficial ownership of the shares of our common stock owned by SDS Merchant Fund, LP, and is neither an officer, director nor affiliate of Versicor.

7
MGP Advisors Limited is the general partner of Special Situations Fund III, LP. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to the Special Situations Cayman Fund, LP. MG Advisers, LLC is the general partner of and investment adviser to the Special Situations Private Equity Fund, LP. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc. and MG Advisers, LLC and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus. The shares of our common stock are being offered on behalf of the selling stockholders. The shares of our common stock may be sold or distributed from time to time by the selling stockholders, or by pledges, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledges) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

        The sale of the shares of our common stock may be effected in one or more of the following methods:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our common stock, which shares may be resold thereafter pursuant to this prospectus.

        The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of our common stock and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholders and any broker-dealers who act in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock.

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by O'Melveny & Myers LLP, San Francisco, California.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated by reference herein and in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

2,993,800 Shares

VERSICOR INC.

Common Stock

PROSPECTUS

April    , 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$4,522.25
Accounting fees and expenses	$7,500.00
Legal fees and expenses	$230,000.00
Printing fees and expenses	$7,500.00
Miscellaneous	$30,477.75

Total	$280,000.00

Item 15. Indemnification of Directors and Officers

        Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, the registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of the registrant's board of directors to the registrant and its stockholders for monetary damages for breach of their fiduciary duties as a director. This does not apply for any breach of a director's duty of loyalty to the registrant or its stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

        The registrant's Amended and Restated Bylaws also provide that the registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The registrant's power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In the case of an action by or in the right of the registrant, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent a director or officer of the registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        Pursuant to the authority provided by the registrant's Amended and Restated Bylaws, the registrant has entered into indemnity agreements with each of its directors and officers, indemnifying them against certain potential liabilities that may arise as a result of their service to the registrant, and providing for certain other protections. The registrant also maintains a directors' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant.

        Under the Registration Rights Agreement, attached as Exhibit 4.3 hereto, the registrant has agreed to indemnify the selling stockholders, their directors, officers, members, partners, employees, agents and representatives, and persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, and the selling stockholders have agreed to indemnify the registrant, its directors, officers, members, partners, employees, agents, representatives and certain control and related persons against certain liabilities, including liabilities under the Securities Act.

        The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers, the registrant's directors' and officers' liability insurance policy and the Registration Rights Agreement and are qualified in their entirety by reference thereto.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description
4.1	Form of Common Stock Certificate (1)
4.2	Second Amended and Restated Investor Rights Agreement (1)
4.3	Registration Rights Agreement by and among Versicor Inc. and the Purchasers as defined therein (2)
5.1	Opinion of O'Melveny & Myers LLP
10.1	Purchase Agreement by and among Versicor Inc. and the Purchasers as defined therein (2)
23.1	Consent of O'Melveny & Myers LLP (included as part of Exhibit 5.1 hereto)
23.2	Consent of Independent Accountants
24.1	Power of Attorney (included on signature page of the Registration Statement hereto)

(1)
Previously filed as an exhibit to the registrant's registration statement on Form S-1 (No. 333-33022), effective August 2, 2000, and incorporated herein by reference.

(2)
Previously filed as an exhibit to the registrant's current report on Form 8-K filed on April 10, 2002, and incorporated herein by reference.

(b)
Financial Statement Schedules:

          None.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4.    That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, state of California, on April 17, 2002.

VERSICOR INC.
By:	/s/ GEORGE F. HORNER, III George F. Horner, III President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below appoints and constitutes George F. Horner, III, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to the within registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID V. MILLIGAN, PH.D David V. Milligan, Ph.D	Chairman of the Board	April 17, 2002
/s/ GEORGE F. HORNER, III George F. Horner, III	President, Chief Executive Officer and Director	April 17, 2002
/s/ DOV A. GOLDSTEIN, M.D. Dov A. Goldstein, M.D.	Vice President, Finance and Chief Financial Officer (and principal accounting officer)	April 17, 2002
/s/ RICHARD J. WHITE, PH.D Richard J. White, Ph.D	Executive Vice President, Chief Scientific Officer and Director	April 17, 2002
/s/ TIMOTHY J. BARBERICH Timothy J. Barberich	Director	April 17, 2002
/s/ JAMES H. CAVANAUGH, PH.D James H. Cavanaugh, Ph.D	Director	April 17, 2002
/s/ MARK LESCHLY Mark Leschly	Director	April 17, 2002
/s/ CHRISTOPHER T. WALSH, PH.D Christopher T. Walsh, Ph.D	Director	April 17, 2002

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Common Stock Certificate (1)
4.2	Second Amended and Restated Investor Rights Agreement (1)
4.3	Registration Rights Agreement by and among Versicor Inc. and the Purchasers as defined therein (2)
5.1	Opinion of O'Melveny & Myers LLP
10.1	Purchase Agreement by and among Versicor Inc. and the Purchasers as defined therein (2)
23.1	Consent of O'Melveny & Myers LLP (included as part of Exhibit 5.1 hereto)
23.2	Consent of Independent Accountants
24.1	Power of Attorney (included on signature page of the Registration Statement hereto)

(1)
Previously filed as an exhibit to the registrant's registration statement on Form S-1 (No. 333-33022), effective August 2, 2000, and incorporated herein by reference.

(2)
Previously filed as an exhibit to the registrant's current report on Form 8-K filed on April 10, 2002, and incorporated herein by reference.

QuickLinks

TABLE OF CONTENTS
OUR BUSINESS
RISK FACTORS
Risks Related to Our Business
Risks Related to Operating in Our Industry
Risks Related to this Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX